News Bulletin

2200 West Parkway Boulevard
Salt Lake City, Utah  84119-2331
www.franklincovey.com

FRANKLINCOVEY ANNOUNCES
 THIRD QUARTER AND FISCAL 2007 YEAR TO DATE RESULTS

Salt Lake City, Utah –  July 12, 2007 – FranklinCovey (NYSE: FC) today announced its financial results for its fiscal third quarter ended June 2, 2007.  The Company reported income from operations of $2.4 million in the third quarter of fiscal 2007 compared to an operating loss of $1.4 million for the comparable quarter of last year.  Due primarily to the change in tax rate, FranklinCovey reported net income of $0.9 million before preferred stock dividends ($0.03 earnings per common share after preferred stock dividends) for the quarter ended June 2, 2007, compared to $1.0 million before preferred stock dividends ($0.00 earnings per common share after preferred stock dividends) for the same quarter of the prior year.

The Company’s year-over-year operating results during the third quarter were influenced primarily by the following: (1) A $4.1 million increase or a 14% growth rate in the Organizational Solutions Business Unit (OSBU) sales combined with a 600 basis point increase in gross margin lead to a $4.5 million increase in OSBU gross profit; (2) a $2.9 million decrease in Consumer Solutions Business Unit (CSBU) sales mainly attributable to store closures ($0.6 million), lower technology product sales ($0.5 million) in the retail stores and sales decreases in the consumer direct channel ($2.2 million), and a 130 basis point increase in gross margin resulted in a $1.2 million decrease in CSBU gross profit; (3) a $0.3 million decrease in selling, general and administrative (SG&A) costs; and (4) a $0.1 million decline in depreciation expense.  Operating results in the third quarter of fiscal 2006 were impacted by corrections made to the financial statements of our wholly-owned Mexico subsidiary which resulted in a decrease of $0.5 million in international sales and a $0.5 million increase in SG&A expense.

For the first three quarters of fiscal 2007, the Company reported a $2.2 million improvement in operating results to $15.5 million of operating income on revenues of $216.9 million compared to operating income of $13.3 million on revenues of $214.0 million for the first three quarters of last year.  The Company also reported $7.0 million of net income before preferred dividends ($0.24 per diluted common share after preferred stock dividends), compared to $13.5 million of net income before preferred stock dividends ($0.48 per diluted common share after preferred stock dividends) for the first three quarters of fiscal 2006, reflecting the higher effective tax rate in fiscal 2007, much of which is non cash due to the utilization of net operating loss carry forwards.  The Company provided the following details underlying the continued improvement of operating results during the fiscal third quarter and first three quarters of fiscal 2007.

Revenues:  Total sales for the third quarter of fiscal 2007 grew $1.2 million.  OSBU sales for the third quarter of fiscal 2007 grew 14% to $34.2 million compared to $30.1 million for the same quarter last year.  Both Domestic and International OSBU sales grew by 14% reflecting the continued success of the growing sales force and continued strong booking rates.

Sales in the CSBU for the quarter ended June 2, 2007 were $30.3 million compared to $33.2 million for the same quarter last year.  Retail stores sales declined $1.4 million with store closures accounting for $0.6 million of the decline and decreased technology sales accounting for $0.5 million during the quarter ended June 2, 2007.  Comparable store sales decreased 7% during the quarter compared to the same quarter last year.  There were 6 fewer domestic stores open during the quarter compared to the third quarter of last year.  Consumer direct sales were $10.7 million compared to $12.9 million for the same quarter of last year.  Wholesale sales were $6.9 million compared to $6.5 million for the same quarter last year.

Selling, general and administrative expenses:  SG&A costs decreased by $0.3 million during the quarter primarily as a result of the $0.5 million SG&A charge correcting the financials of the Mexico subsidiary last year that was not repeated this year.  SG&A costs increased by $3.9 million for the first three quarters ended June 2, 2007, compared to the same periods last year primarily as a result of benefits taken last year that were not repeated in the first three quarters of this year and increased commissions due to higher training sales.

Depreciation and amortization:  Depreciation expenses continued to decline during the third quarter of fiscal 2007, reflecting lower, more focused and better-managed capital expenditures and the effect of certain assets becoming fully depreciated.  The Company reported a decline of $0.1 million in depreciation during the third quarter and $0.5 million decline of depreciation and amortization during the first three quarters of fiscal 2007, compared to the respective periods of the prior year.

Other developments:  The Company also announced that during the third quarter of fiscal 2007 it had redeemed the remaining $37.3 million of its Series A Preferred Stock resulting in a $0.6 million decrease in dividends paid during the quarter.  The Company borrowed $17.8 million on its line of credit to pay for the redemption.

About FranklinCovey
FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, retail stores, and www.franklincovey.com .  Nearly 1,500 FranklinCovey associates provide professional services and products in 41 offices servicing more than 100 countries.

Investor Contact: FranklinCovey Richard Putnam 801-817-1776 richard.putnam@franklincovey.com	Media Contact: FranklinCovey Debra Lund 801-817-6440 debra.lund@franklincovey.com

FRANKLIN COVEY CO.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Quarter Ended		Three Quarters Ended
	June 2,	May 27,	June 2,	May 27,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Net sales	$64,509	$63,282	$216,914	$213,966

Cost of sales	24,873	26,990	83,691	85,094
Gross profit	39,636	36,292	133,223	128,872

Selling, general and administrative	35,287	35,629	112,803	108,885
Gain on sale of manufacturing facility			(1,227)
Depreciation	1,060	1,134	3,463	3,763
Amortization	906	908	2,708	2,911
Income (loss) from operations	2,383	(1,379)	15,476	13,313

Interest expense, net	(743)	(356)	(1,521)	(1,013)
Legal settlement				873
Income (loss) before income taxes	1,640	(1,735)	13,955	13,173

Income tax provision (benefit)	753	(2,754)	6,939	(292)
Net income	887	1,019	7,016	13,465

Preferred stock dividends	(348)	(934)	(2,215)	(3,452)
Net income available to common shareholders	$539	$85	$4,801	$10,013

Net income per share available to common shareholders - diluted	$0.03	$0.00	$0.24	$0.48

Weighted average common shares - diluted	19,969	20,734	20,062	20,670

Sales Detail:
Retail Stores	$10,010	$11,414	$43,402	$49,837
Catalog / e-commerce	10,715	12,912	47,713	51,701
Wholesale	6,901	6,523	15,059	15,773
CSBU International	1,125	1,148	6,153	6,473
Other	1,544	1,168	4,422	3,623
Total Consumer Solutions Business Unit	30,295	33,165	116,749	127,407

Domestic	20,297	17,875	57,331	49,552
International	13,917	12,242	42,834	37,007
Total Organizational Solutions Business Unit	34,214	30,117	100,165	86,559

Total	$64,509	$63,282	$216,914	$213,966